UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: August 29, 2012	COMMISSION FILE NO. 000-54319
(Date of earliest event reported)

LIFELOC TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

COLORADO	84-1053680
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12441 West 49th Ave., Unit 4, Wheat Ridge, CO 80033
(Address of Principal Executive Offices)

Registrant's Telephone No., including area code:   (303) 431-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2012, the Board of Directors of Lifeloc Technologies, Inc. (the “Company”) appointed G. Ravishankar as a member of the Company’s Board of Directors. In addition, the Board of Directors appointed Mr. Ravishankar to be the Company’s Executive Vice President. Mr. Ravishankar’s appointment as a director was not the result of any arrangement or understanding between Mr. Ravishankar and any other persons. Mr. Ravishankar has not been appointed to any committee of the Board of Directors and he is not expected to be appointed to any committee of the Board of Directors. Mr. Ravishankar will receive no compensation for his service as a director of the Company other than his compensation as Executive Vice President. Mr. Ravishankar has not participated in any transaction with the Company or any related person that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, nor is any such transaction currently proposed.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 29, 2012, the Company amended its bylaws to provide for the position of Executive Vice President and to expand the Company’s Board of Directors from five Directors to six Directors.  The amended and restated bylaws of the Company are included in their entirety as Exhibit 3.1, and the preceding summary of the change effected by their adoption is qualified in its entirety by reference thereto.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)           The following exhibits are being furnished herewith:

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Lifeloc Technologies, Inc., dated August 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOC TECHNOLOGIES, INC.

	By:	/s/ Vern D. Kornelsen
Vern D. Kornelsen
Chief Financial Officer and Secretary

Date: September 4, 2012

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Lifeloc Technologies, Inc., dated August 29, 2012.